Exhibit 4(o)




                  AMENDMENT NO. 1 TO TERM LOAN AGREEMENT



       THIS AMENDMENT NO. 1 TO TERM LOAN AGREEMENT ("Amendment No. 1") is made as of the 11th day of November, 1994, by and between MARKET STREET MORTGAGE CORPORATION, a Michigan corporation (the "Borrower") and GE CAPITAL MORTGAGE SERVICES, INC., a New Jersey corporation (the "Lender").

                            BACKGROUND

       The Borrower and the Lender entered into a Term Loan Agreement, dated as of April 29, 1994 (the "Term Loan Agreement") pursuant to which the Lender has agreed to make certain advances (the "Advances") to the Borrower in a maximum aggregate principal amount of $12,000,000 in accordance with the provisions of the Term Loan Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Term Loan Agreement.

       The Advances are evidenced by the Borrower's promissory note dated May 6, 1994 (the "Note") in the stated principal amount of $12,000,000, and are secured, among other things, by a Term Loan Security Agreement, dated as of April 29, 1994, between the Borrower and the Lender (the "Term Loan Security Agreement") granting the Lender a security interest in certain of the Borrower's assets.

       The Borrower and the Lender desire to amend the Term Loan Agreement to increase the amount of the Lender's commitment thereunder, to provide for the amendment and restatement of the Note and to modify certain other terms and conditions.

       NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

       1. Term Loan Agreement. The definition of "Commitment" contained in
Section 1.01 of the Term Loan Agreement is amended to read in full as follows:

             "Commitment" shall mean the obligation of the Lender to make advances is an aggregate principal amount outstanding at any time not to exceed $16,000,000."

       2. Note. The Borrower shall execute and deliver to the Lender an amended and restated Note in the stated principal amount of $16,000,000 (the "Amended and Restated Note"). Upon the Lender's receipt of the Amended and Restated Note, executed by the Borrower, the Lender shall return the original Note to the Borrower.

       3. References to Term Loan Agreement and Note. Except where the context clearly requires otherwise, all references to the Term Loan Agreement and the Note in the Term Loan Agreement, the Amended and Restated Note, the Term Loan Security

Agreement and in any other document delivered to the Lender in connection therewith shall be deemed to refer to the Term Loan Agreement as amended by this Amendment No. 1 and to the Amended and Restated Note.

       4 Condition Precedent. The effectiveness of the amendments set forth above is subject to the condition precedent that the Lender shall have received, in form and substance satisfactory to the Lender, the Amended and Restated Note, duly executed by the Borrower.

       5. Ratification of Documents. The Borrower hereby ratifies and confirms its obligations under the Term Loan Agreement, the Note and the Term Loan Security Agreement and agrees that the execution and delivery of this Amendment No. 1 does not in any way diminish or invalidate any of its obligations under the Term Loan Agreement, the Term Loan Security Agreement and the Note.

       6. Representations and Warranties. The Borrower hereby certifies that (i) except as set forth on the attached Schedule I, the representations and warranties which it made in the Term Loan Agreement and the Term Loan Security Agreement are true and correct as of the date hereof and (ii) no Default or Event of Default under the Term Loan Agreement, the Term Loan Security Agreement or the Note has occurred and is continuing on the date hereof.

       7. Miscellaneous.

             (a) This Amendment No. 1 shall be governed by and construed according to the laws of the State of New Jersey and shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

             (b) This Amendment No. 1 may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute and deliver this Amendment No. 1 as of the date first above written.

Address:                           MARKET STREET MORTGAGE
2650 McCormick Dr., Suite 200           CORPORATION
Clearwater, FL 34619               By: /s/ Tracy S. Jackson
Attn.: Tracy S. Jackson                ---------------------
Facsimile No.: (813) 791-4136      Title:



Three Executive Campus             GE CAPITAL MORTGAGE SERVICES, INC.
Cherry Hill, NJ 08002
Attn.: William E. Mezger           By: /s/ William E. Mezger
Facsimile No.: (609) 661-7528          ----------------------
                                   Title:

                             SCHEDULE I


PREFERRED STOCK
REDUCED TO $8,000,000.

                  AMENDED AND RESTATED NOTE



U.S. $16,000,000                   Cherry Hill, New Jersey
                                   Originally issued: May 6, 1994
                                   Amended and Restated: November 11, 1994

       FOR VALUE RECEIVED, MARKET STREET MORTGAGE CORPORATION, a corporation organized and existing under the laws of Michigan (the "Borrower"), hereby promises to pay to the order of GE CAPITAL MORTGAGE SERVICES, INC., a New Jersey corporation (the "Lender"), in lawful money of the United States of America in immediately available funds on the Expiry Date (as defined in the Term Loan Agreement referred to below) the principal sum of Sixteen Million United States Dollars ($16,000,000), or, if less, the aggregate unpaid principal amount of all Advances (as defined in the Term Loan Agreement) made by the Lender to the Borrower pursuant to the Term Loan Agreement.

       The Borrower promises also to pay interest on the unpaid principal amount of each Advance from the date such Advance is made until paid in full, at the interest rates, and at the times, as specified in the Term Loan Agreement.

       This Note is the Note referred to in the Term Loan Agreement, dated as of April 29, 1994, as amended (the "Term Loan Agreement"), between the Borrower and the Lender, and is entitled to the benefits thereof. This Note is secured by the Term Loan Security Agreement, dated as of April 29, 1994, between the Borrower and the Lender.

       This Note is subject to mandatory prepayment as provided in Section
4.02 of the Term Loan Agreement and, in case an Event of Default (as defined in the Term Loan Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Term Loan Agreement.

       This Note amends, restates and supersedes a Note in the principal amount of $12,000,000 payable to the order of the Lender dated May 6, 1994 (the "Original Note"). However, without duplication, this Amended and Restated Note shall in no way extinguish Borrower's unconditional obligation to repay all indebtedness evidenced by the Original Note.

       The Borrower hereby waives diligence, presentment, protest, demand or notice of every kind in connection with this Note.

       THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW JERSEY.

                    MARKET STREET MORTGAGE CORPORATION

                    By: /s/ Tracy S. Jackson
                        -----------------------------
                    Name: Tracy S. Jackson
                    Title: Sr. Vice President